Exhibit 99.1

VIASPACE MOVES TO NEW CORPORATE OFFICES

PASADENA, CA—April 27, 2006 —VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that it is moving on Friday, April 28 to new corporate headquarters in Pasadena, California that includes expanded office and laboratory space. VIASPACE and its subsidiaries, Direct Methanol Fuel Cell Corporation, Arroyo Sciences, and Ionfinity will all move to the new facilities. The new address is 171 North Altadena Drive, Pasadena, CA 91107. The new main phone number is 626-768-3360.

Dr. Carl Kukkonen, Chief Executive Officer of VIASPACE, said, “VIASPACE is growing, and the new headquarters helps provide for that growth while adding much needed laboratory space. The new offices are approximately three miles from our current location. VIASPACE and its predecessor company, ViaSpace Technologies LLC were anchor tenants at the Los Angeles County Business Technology Center since 1998. VIASPACE appreciates the long-standing support of the Los Angeles County Community Development Commission.”

About VIASPACE: VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security and public safety, and information and computational technology. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-296-6310
—
This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These statements are only predictions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.